EXHIBIT 23 Consent of Auditor

BARRY L. FRIEDMAN, RC.
Certified Public Accountant

1582 TULITA DRIVE
LAS VEGAS, NEVADA 89123


To Whom It May Concern:

OFFICE (702) 361-8414 FAX NO. (702) 896-0278


August 16, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of my report of August 16, 2000, on the Financial Statements of Shaw International, Inc., as of June 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


//Barry L. Friedman//
Certified Public Accountant